Exhibit 10.35

FORM OF CALL AGREEMENT

THIS CALL AGREEMENT (the “Agreement”), dated as of March 16, 2007, by and between GNC Acquisition Holdings Inc., a Delaware corporation (the “Company”), and the person signatory hereto (the “Management Stockholder”).

WHEREAS, the Management Stockholder is currently an employee, director, officer, consultant or advisor of the Company or one or more of its direct or indirectly wholly owned subsidiaries;

WHEREAS, the parties hereto desire to enter into this Agreement to provide for certain rights and restrictions with respect to the Management Equity (as defined below).

NOW, THEREFORE, the parties mutually agree as follows:

ARTICLE I.

DEFINITIONS; RULES OF CONSTRUCTION

SECTION 1.01.            Definitions.  The following terms, as used herein, have the following meanings:

“Board” means the Board of Directors of the Company.

“Cause” means (i) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or any of its subsidiaries and the Management Stockholder, termination due to a Management Stockholder’s insubordination, dishonesty, fraud, incompetence, moral turpitude, misconduct, refusal to perform his or her duties or responsibilities for any reason other than illness or incapacity, or unsatisfactory performance of his or her duties for the Company or any of its subsidiaries, in each case as determined by the Board in its sole discretion; or (ii) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or any of its subsidiaries and the Management Stockholder that defines “cause” (or words of like import), “cause” as defined under such agreement.

“Common Stock” means the Common Stock, par value $0.001 per share, of the Company.

“Good Reason” means (i) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or any of its subsidiaries and the Management Stockholder, a material reduction by the Company or any of its subsidiaries in the pay grade of such Management Stockholder; or (ii) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or any of its subsidiaries and the Management Stockholder that defines “good reason” (or words of like import), “good reason” as defined under such agreement.

“Management Equity” means, collectively, the shares of Preferred Stock and Common Stock owned by the Management Stockholder (other than those shares acquired pursuant to the exercise of options granted pursuant to the Stock Option Plan).

“Preferred Stock” means the Preferred Stock, par value $0.001 per share of the

Company.

“Stock Option Plan” means the GNC Acquisition Holdings Inc. 2007 Stock Incentive Plan or any other stock incentive plan of the Company enacted after the date hereof.

SECTION 1.02.            Rules of Construction.References to numbered or letter articles, sections, and subsections refer to articles, sections and subsections, respectively, of this Agreement unless expressly stated otherwise.  All references to this Agreement include, whether or not expressly referenced, the exhibits and appendices attached hereto.  Any provision of this Agreement that refers to the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.”  References to a Section or paragraph shall be to a Section or paragraph of this Agreement unless otherwise indicated.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “or” when used in this Agreement is not exclusive.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument, law or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.  In the event that any claim is made by any Person relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Person or its counsel.

ARTICLE II.

COMPANY BUY-BACK

The Management Stockholder hereby grants the Company (or its designee) an option to repurchase all or any portion of the Management Equity upon a termination of such Management Stockholder’s employment with the Company for any reason; provided, that such option is exercised within 180 days after the termination of such Management Stockholder’s employment.  In the event of the termination of a Management Stockholder’s employment (a) by the Company or any of its subsidiaries for Cause or (b) by such Management Stockholder without Good Reason, the purchase price shall be the lesser of: (i) the Management Stockholder’s cost; and (ii) the fair market value on the date of termination.  In all other cases, the purchase price shall be the fair market value on the date of termination.  In the case of shares of Preferred Stock, fair market value shall not exceed the stated value thereof.  Fair market value shall be determined by the Board in good faith; provided, that  upon the written request of the Management Stockholder (or his beneficiary) delivered within five days after being notified of the Board’s determination of fair market value, the Board shall obtain a written valuation from a nationally recognized accounting, appraisal or investment banking firm (the “Appraiser”) chosen by the Company, to review the Board’s fair market value determination of the Common Stock, and the fair market value of the Common Stock shall be the fair market value set forth in such valuation.  The fees and expenses of the Appraiser shall be deducted from the purchase price unless the fair market value set forth in such valuation exceeds the Board’s determination of fair market value by more than 10%, in which case, the fees and expenses of the Appraiser shall be borne by Company.

To exercise its option, the Company (or its designee) shall deliver a written notice to such

Management Stockholder setting forth the securities to be purchased and the applicable purchase price thereof, and the date on which such purchase is to be consummated, which date shall be not less than 15 days or more than 30 days after the date of such notice (provided, that such period shall be extended at any time when purchase by the Company is prohibited pursuant to (i) any applicable law; or (ii) any debt instrument of the Company or any of its subsidiaries).  Such right may be exercised at any time prior to 180 days after the termination of such Management Stockholder’s employment.

ARTICLE III.

MISCELLANEOUS

SECTION 3.01.            Notices.  Except as otherwise specified herein, all notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, return receipt requested, postage prepaid or otherwise delivered by hand, messenger or facsimile transmission and shall be given to such party at its address or facsimile number maintained in the corporate records of the Company or such other address or facsimile number as such party may hereafter specify in writing to the Secretary of the Company for the purpose by notice to the party sending such communication.

SECTION 3.02.            Binding Effect; Benefits.  This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

SECTION 3.03.            Amendment.  This Agreement may not be amended, restated or modified in any respect except by a written instrument executed by a majority of the Management Stockholders party hereto and the Company.  The failure at any time to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of any of the parties thereafter to enforce each and every provision hereof in accordance with its terms.

SECTION 3.04.            Assignability.  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any Management Stockholder except as otherwise expressly stated hereunder or with the prior written consent of the Company.   Any party acquiring Stock from the Management Stockholder shall be subject to the terms of this Agreement, and as a condition to the transfer of any such Stock, shall execute an acknowledgement thereto in a form acceptable to the Company.

SECTION 3.05.            Governing Law; Submission to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to its principles of conflict of laws.

SECTION 3.06.            Enforcement.  The parties expressly agree that the provisions of this Agreement may be specifically enforced against each of the parties hereto in any court of competent jurisdiction.

SECTION 3.07.            Severability.  If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 3.08.            Additional Securities Subject to Agreement.  The Management

Stockholder agrees that any other shares of Management Equity of the Company which it hereafter acquires by means of a stock split, stock dividend, distribution or otherwise (other than pursuant to a public offering or exercise of options granted pursuant to the Stock Option Plan) whether by merger, consolidation or otherwise (including shares of a surviving corporation into which the shares of capital stock of the Company are exchanged in such transaction) will be subject to the provisions of this Agreement to the same extent as if held on the date hereof.

SECTION 3.09.            Section and Other Headings.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

SECTION 3.10.            Counterparts.  This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the parties hereto, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

SECTION 3.11.            Entire Agreement.  This Agreement (together with the Stock Option Plan) contains the entire agreement between the Executive and the Company with respect to the subject matter hereof, and supersedes any a writing signed by the party to be charged therewith.  Nothing in this Agreement shall limit any rights of the Company pursuant to the Stock Option Plan and any purchase by the Company that is permitted in accordance with the terms of the Stock Option Plan, shall be purchased for the amounts and on the terms set forth in the Stock Option Plan.

SECTION 3.12.            Further Assurances.  Each party hereto agrees to do all acts and things, and to make, execute and deliver such written instruments, as shall from time to time be reasonably required to carry out the terms and provisions of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Company and the Management Stockholder have executed this Agreement as of the day and year first above written.

GNC ACQUISITION HOLDINGS INC.

By:
Name:
Title:

:	By:
Name:
Title:

Notices:

GNC Acquisition Holdings Inc.
c/o Ares Management LLC
1999 Avenue of the Stars
Los Angeles, California 90067
	Facsimile:	(310) 201-4170
	Attention:	David Kaplan

and

GNC Acquisition Holdings Inc.
c/o Ontario Teachers’ Pension Plan Board
5650 Yonge Street
Toronto, Ontario M2M 4H5
	Facsimile:	(416) 730-5082
	Attention:	Lee Sienna
	with a copy to:	(416) 730-3771
Attention: Legal Department

With a copy (which shall not constitute notice) to:

Proskauer Rose LLP
2049 Century Park East, Suite 3200
Los Angeles, California 90067
	Attention:	Michael A. Woronoff
	Facsimile:	(310) 557-2193

Signature Page to Call Agreement

IN WITNESS WHEREOF, the Company and the Management Stockholder have executed this Agreement as of the day and year first above written.

MANAGEMENT STOCKHOLDER

Name:
Address for Notice:

Signature Page to Call Agreement